Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

April 13, 2015

THIS AMENDMENT to the Employment Agreement (the “Agreement”) by and between INCYTE CORPORATION, a Delaware corporation (the “Company”) and HERVÉ HOPPENOT (the “Executive”), dated as of January 11, 2014.

Section 3(e) of the Agreement requires the Company to pay the premiums with respect to a life insurance policy that shall remain in effect for the six-year period beginning on the first day of the Executive’s employment with the Company, and to provide tax gross-ups to the Executive with respect to such premium payments. The Board of Directors of the Company and the Executive have determined to amend the Agreement to eliminate the Company’s obligation to provide such tax gross-ups with respect to premiums paid in 2015 and subsequent years.

Therefore, the Company and the Executive hereby agree to amend Section 3(e) of the Agreement to read as follows, effective as of January 1, 2015:

(e)           Death or Disability. If the Executive’s employment is terminated during the Employment Period or the Change in Control Employment Period due to the death or Disability of the Executive, this Agreement shall terminate without further obligations to the Executive other than for (i) Accrued Obligations and the timely payment or provision of Other Benefits; and (ii) the Signing Bonus, to the extent not theretofore paid. In such case, all amounts due and owing to the Executive or the Executive’s estate, as the case may be, pursuant to this Section 3(e) shall be paid to the Executive or the Executive’s estate in a lump sum in cash within 30 days of the receipt by the Company of written notice of the Executive’s death from the executor of the Executive’s estate or the Disability Effective Date. The Company shall pay the premiums with respect to an insurance policy that shall remain in place for the six year period commencing on the first day of the Executive’s employment with the Company and shall pay to the Executive’s estate or the Executive, as the case may be, upon the Executive’s death or Disability, the sum of $15 million. If the Executive directs, the Executive and the Company may cause the said insurance policy to be owned by an irrevocable life insurance trust created by the Executive, and, in such event, the Company shall pay the premiums with respect to such insurance policy to the trustee of such trust, when due.

IN WITNESS WHEREOF, the Executive and the Company, through its duly authorized Officer, have executed this Amendment as of the day and year first above written.

EXECUTIVE

/s/ Hervé Hoppenot

COMPANY

/s/ Paula J. Swain
By:	Paula J. Swain
Its:	Executive Vice President